UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 5, 2024
Kellanova
(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
412 N. Wells Street
Chicago, Illinois 60654
(Address of principal executive offices, including zip code)
(269) 961-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.25 par value per share	K	New York Stock Exchange
1.000% Senior Notes due 2024	K 24	New York Stock Exchange
1.250% Senior Notes due 2025	K 25	New York Stock Exchange
0.500% Senior Notes due 2029	K 29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 2.02. Results of Operations and Financial Condition.

The information in Item 2.02, including the attached Exhibit, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On February 8, 2024, Kellanova issued a press release announcing financial results for the period ended December 30, 2023, a copy of which is attached as Exhibit 99.1.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 8, 2024, Kellanova (the “Company”) announced the following reorganization plans.

The North America frozen supply chain network will be reorganized to drive increased productivity. The implementation of the reorganization plan is subject to satisfaction of any collective bargaining obligations. The reorganization will result in the expected closure of one production facility, with volume requirements being shifted to remaining production facilities across the Americas frozen network. The overall project is expected to be substantially completed by late 2024, with cost savings beginning to contribute to gross margin improvements in the second half of 2024 and reaching full-run rate in 2025.

This project is expected to result in cumulative pretax charges of approximately $75 million. Cash costs are expected to be approximately $20 million. The Company currently anticipates employee-related costs totaling approximately $10 million, which will include severance and other termination benefits; and other cash costs totaling approximately $10 million, which will primarily consist of charges related to capital expenses. Non-cash costs are expected to be approximately $55 million and primarily consist of asset impairment, accelerated depreciation, and asset write-offs.

The European cereal supply chain network is also proposed to be reorganized to drive efficiencies. The implementation of the reorganization plan is subject to satisfaction of any collective bargaining obligations and completion of consultation with impacted employees. The proposed reorganization will result in the expected closure of one production facility. The overall project is expected to be substantially completed by late 2026, with resulting efficiencies expected to begin contributing to gross margin improvements in late 2026.

This proposed reorganization is expected to result in cumulative pretax charges of approximately $120 million. Cash costs are expected to be approximately $80 million across three years. The Company currently anticipates employee-related costs totaling approximately $50 million, which will include severance and other related benefits (subject to consultation); and other cash costs totaling approximately $30 million, which will primarily consist of charges related to capital expenses. Non-cash costs are expected to be approximately $40 million and primarily consist of asset impairment, accelerated depreciation, and asset write-offs.

This Current Report on Form 8-K contains, or incorporates by reference, “forward-looking statements” with statements and projections concerning, among other things, the expected timing, benefits and costs associated with the Company’s reorganization described in this Form 8-K. Forward-looking statements include predictions of future results or activities and may contain the words “expected,” “will,” “can,” “anticipates,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of other factors described in our other filings with the SEC.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1     Press Release dated February 8, 2024
Exhibit 104    Cover Page Interactive Data File formatted as inline XBRL (included as Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLANOVA

Date: February 8, 2024	/s/ Amit Banati
	Name:	Amit Banati
	Title:	Vice Chairman and Chief Financial Officer